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                                                                  EXHIBIT (d)(6)



                            Tyson Limited Partnership
                             2210 West Oaklawn Drive
                            Springdale, AR 72762-6999



Robert J. Peterson
JoAnn R. Smith
c/o IBP, inc.
800 Stevens Port Drive
Dakota Dunes, South Dakota  57049
                                              June 27, 2001


              Re:  Voting Agreement
                   ----------------

     Reference is made to the Voting Agreement (the "Voting Agreement"), dated as of January 1, 2001, between the undersigned (the "Stockholder") and IBP, inc. (the "Company") and the Agreement and Plan of Merger (the "Merger Agreement"), dated of January 1, 2001, among Tyson Foods, Inc., Lasso Acquisition
Corporation and the Company. The Stockholder has reviewed the terms and conditions of the Stipulation and Order (including Annex A thereto) dated the date hereof (the "Stipulation"), which modifies the Merger Agreement. The Stockholder hereby confirms that this letter is written approval (as contemplated by Section 1(i) of the Voting Agreement) of the modifications to the Merger Agreement effected by the Stipulation and that the terms of the Voting Agreement remain in full force and effect.


                                              Tyson Limited Partnership



                                          By: /s/ Don Tyson
                                              --------------------------------
                                              Don Tyson
                                              Managing General Partner

cc:   Sheila B. Hagen, Esq.
      Richard D. Katcher, Esq.